Exhibit 4.2
AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT
This Amendment No. 1 (this “Amendment”) is made as of December 11, 2009 (the “Effective Date”) by and between MORGANS HOTEL GROUP CO., a Delaware corporation (the “Company”) and YUCAIPA AMERICAN ALLIANCE FUND II, LLC, a Delaware limited liability company (the “Holder”).
WHEREAS, the Company and the Holder (together, the “Parties”) entered into a certain Common Stock Purchase Warrant, dated as of October 15, 2009 (as amended, the “Common Stock Purchase Warrant”), pursuant to which the Holder has the right to purchase 2,500,000 shares of the Company’s common stock, par value $0.01 per share; and
WHEREAS, the Parties desire to amend the Common Stock Purchase Warrant in accordance with this Amendment and pursuant to Section 14(f) of the Common Stock Purchase Warrant.
NOW, THEREFORE, in consideration of the foregoing premises, and the mutual representations, warranties and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Definitions. All capitalized terms not otherwise defined in this Amendment have the respective meanings given to them in the Securities Purchase Agreement, dated as of October 15, 2009 (the “Securities Purchase Agreement”), by and among the Company, the Holder and Yucaipa American Alliance (Parallel) Fund II, L.P.
2. Amendment. The Parties hereby agree to amend the Common Stock Purchase Warrant, effective as of the Effective Date, as follows:
(a)	The sixth paragraph of Section 1 of the Common Stock Purchase Warrant is hereby deleted in its entirety and replaced with the following:

“Commencement Date” means the earlier of (i) the first Business Day immediately following the special meeting of stockholders of the Company to approve the issuance of the Common Stock in connection with the exercise of the Warrants and (ii) January 29, 2010.

(b)	Clause (i) of paragraph (b) of Section 3 of the Common Stock Purchase Warrant is hereby deleted in its entirety and replaced with the following:
(i) In the event that the stockholders of the Company do not duly approve (including, without limitation, approval pursuant to the corporate governance requirements and listing rules promulgated by the Nasdaq Stock Market, including Rule 5635 thereof) the issuance of Common Stock in connection with the exercise of the Warrants and the

Other Warrants, on or prior to January 29, 2010, the Holder shall thereafter have the right, at any time and from time to time during the Exercise Period, subject to the vesting requirements of Section 4, to cause the Company to redeem at the Redemption Price all or any portion of this Warrant (subject to adjustment on the same basis as is the number of shares for which this Warrant is exercisable as a result of an event specified in Section 8(a), 8(b) or 8(c)).
3. Headings. Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
4. Entire Agreement. The Common Stock Purchase Warrant, as hereby amended by this Amendment, along with the Securities Purchase Agreement and the Ancillary Agreements (each, as may be amended), along with the schedules and the exhibits thereto, contain the entire agreement and understanding among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Securities Purchase Agreement or the Ancillary Agreements.
5. No Other Amendments; Conflicts. Except as expressly set forth herein, no amendments to the Common Stock Purchase Warrant are made by this Amendment. In the event of any conflict between this Amendment and the Common Stock Purchase Warrant, this Amendment shall prevail.
6. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto.
7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized representative as of the date first set forth above.

MORGANS HOTEL GROUP CO.
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary

YUCAIPA AMERICAN ALLIANCE FUND II, LLC
By:	/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President and Secretary